Exhibit 99.1

NEWS RELEASE

GOODYEAR LETTERHEAD
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001                                            Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Barb Gould 330-796-8576
FOR IMMEDIATE RELEASE

Goodyear Reports Fourth Quarter 2003 Results,
Provides Details of Financial Restatement

•	Fourth quarter sales up 11.6 percent

•	Record full year sales of $15.1 billion

•	Quarterly segment operating results improve in all seven businesses

•	First quarter 2004 outlook is positive in all seven businesses

     AKRON, Ohio, May 19, 2004 – The Goodyear Tire & Rubber Company today reported financial results for the fourth quarter of 2003. It also provided details of its previously announced restatements of financial results for the years through 2002 as well as the first nine months of 2003. All prior period amounts reflect the restatement adjustments, and all per share amounts are diluted.

Fourth Quarter, 2003

     Goodyear reported sales of $3.91 billion for the fourth quarter of 2003, an increase of 11.6 percent from $3.51 billion for the fourth quarter of 2002. Tire unit volume in 2003’s fourth quarter was 52.8 million units, compared with 53.6 million units in the 2002 period.

     For the fourth quarter of 2003, Goodyear reported a net loss of $434.4 million ($2.49 per share), compared to a net loss of $1.2 billion ($6.96 per share) for the fourth quarter of 2002.

     All seven of Goodyear’s businesses reported improved year-over-year segment operating results during the quarter.

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     “Our fourth quarter total segment operating income more than doubled compared to the 2002 period, and margins increased in six of our businesses, including North American Tire,” said Robert J. Keegan, chairman and chief executive officer. “Clearly, we are achieving positive results from the initiatives we have implemented in our businesses over the past 18 months. We focused on stabilizing our North American Tire business and accelerating the momentum in our other six businesses in 2003, and we look for both market and financial gains in 2004.”

     The company’s margins improved through cost reduction actions and higher selling prices, partially offset by an increase in raw material costs of approximately $53 million compared to the 2002 quarter.

     Fourth quarter 2003 results included after-tax rationalization charges of $153.1 million (87 cents per share), accelerated depreciation and asset write-offs of $131.4 million (75 cents per share) principally related to the closure of a tire plant in Huntsville, Ala. The quarter also included an after-tax charge of $72.9 million (42 cents per share) related to provisions for general and product liability.

     The fourth quarter of 2002 included a non-cash charge of $1.2 billion ($6.86 per share) to establish a valuation allowance against federal and state deferred tax assets. It also included net after-tax gains of $15.8 million (9 cents per share) primarily resulting from asset sales and rationalization activities.

2003 Full-Year Results

     Goodyear’s net sales for 2003 were a record $15.1 billion, an increase of 9.1 percent over $13.9 billion in 2002. Tire volume in 2003 was 213.5 million units, down less than 1 percent from 2002.

     Sales increased in 2003 largely due to favorable currency translation, higher selling prices and improved product mix – as well as strong replacement sales in the European Union and the Eastern Europe, Asia and Middle East tire businesses. The company estimates that currency movements positively affected sales by approximately $737 million in 2003.

     Goodyear’s net loss in 2003 was $802.1 million ($4.58 per share), compared to a net loss of $1.2 billion ($7.35 per share) in 2002.

     The company estimates that raw material cost increases negatively impacted the net loss by $335 million, while currency translation had a favorable impact of approximately $51 million.

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     In addition to the fourth quarter items listed above, results for 2003 also include a net after-tax rationalization charge of $114.0 million (65 cents per share), an after-tax loss of $10.8 million (6 cents per share) on the sale of assets and an after-tax charge of $72.5 million (41 cents per share) related to provisions for general and product liability.

     Results in 2002 include the non-cash tax valuation allowance charge of $1.2 billion ($6.86 per share), a net after-tax gain of $23.7 million (14 cents per share) resulting from asset sales and net after-tax charges of $6.4 million (3 cents per share) from rationalization actions.

First Quarter 2004 Outlook

     The company expects to report strong first quarter performance relative to the first quarter of 2003, driven by price and mix improvements as well as cost reductions.

     First quarter 2004 segment operating results are expected to increase by more than 25 percent in all of the company’s businesses compared to the prior-year period, except Asia, which is expected to post flat segment operating income.

     “There is much work to be done, but we are attacking our goals very aggressively. We entered 2004 with a great deal of momentum – and with high expectations. We are pleased with the results we are seeing for the first quarter of 2004, which will demonstrate that we are gaining traction in our turnaround initiatives,” said Keegan.

     “Our focus on outstanding leadership, strategy and execution is paying off. While North American Tire is not yet performing at the levels that we need, we see positive results that indicate the right plans are in place and the right actions are being taken to start to return this important business to profitability. We expect the positive momentum to continue in all seven of our business units,” he added.

     The company also continues to maintain a strong liquidity position, and said cash and available credit lines totaled approximately $2.0 billion on a global basis at March 31, 2004.

     Goodyear expects raw material costs to increase by approximately 5 percent in the first quarter.

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     During the first quarter of 2004 the company will apply the provisions of FIN 46, a Financial Accounting Standards Board regulation, and expects to consolidate the net assets of South Pacific Tyres Ltd., a tire manufacturer operating in Australia and New Zealand, as well as T&WA, a wheel mounting operation in the United States. The company does not expect the application of FIN 46 in the first quarter of 2004 to have a material impact on its results of operations, cash flow or financial position.

Financial Restatements

     Goodyear announced today $164.8 million in restatement adjustments in addition to the $84.7 million of adjustments previously disclosed in the third quarter of 2003 and the $31.3 million in adjustments recorded in the second quarter of 2003. These adjustments include approximately $65 million announced on April 12, 2004, as well as an additional adjustment of $100.1 million resulting from the company’s reassessment of the discount rate used in valuing its obligations in respect to domestic pension and other post-retirement benefit plans.

     Details of these adjustments are included in the company’s Form 10-K on file with the U.S. Securities and Exchange Commission.

     As a result of these actions, financial results for the years 2001 and 2002, as well as quarterly information for 2002 and 2003, have been restated to reflect the accounting adjustments. The restatements also affect periods prior to 2001.

     The total impact of the restatements, including the adjustments announced today, increased the net loss by approximately $56.2 million for 2003; by $121.2 million for 2002, including a tax valuation allowance of $81.2 million; and by $50.5 million for 2001. The impact on years prior to 2001 was recorded as a $52.9 million reduction to retained earnings at Jan. 1, 2000.

     The $164.8 million of restatement adjustments announced today are comprised of the following:

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     Accounting Irregularities

     An investigation into the company’s overseas accounting resulted in a reduction of net income through 2003 of $10.7 million, primarily impacting the company’s European Union business. The majority of the adjustments related to accrual accounts that were improperly adjusted between periods or expenses that were improperly deferred. These adjustments primarily related to accounts receivable, fixed assets, accounts payable and other long-term liabilities that were improperly adjusted.

     Further, Goodyear recorded accounting adjustments that reduced net income by $17.7 million through 2003, resulting from improper understatement of the workers’ compensation liability.

     Additional Accounting Adjustments

     The company also recorded adjustments that reduced net income by $36.3 million through 2003. These adjustments primarily related to account reconciliations of $18.4 million, adjustments to general and product liability reserves of $11.6 million and adjustments totaling $6.3 million identified through a stand-alone audit of the Chemical business segment.

     Discount Rate Reassessment

     During the first quarter of 2004, Goodyear reassessed the discount rate used in calculating costs of pensions and other post-retirement benefits over the last five-year period. The total reduction to income before tax was $18.9 million. The reassessment of the discount rate also resulted in an increase to the company’s minimum pension liability of $160.9 million, which is recorded in Other Comprehensive Income (included in the equity section of the Balance Sheet) and a related $81.2 million increase in income tax expense in 2002 to provide for a valuation allowance against the tax benefit of this adjustment. These discount rate adjustments accounted for the increase in accounting adjustments over the estimate of $65 million announced on April 12, 2004. The reassessment of the discount rate did not significantly change the company’s underfunded pension obligation at the end of 2003 and had no impact on required cash contributions.

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Business Segments

     Fourth quarter total segment operating income from the company’s business units more than doubled in the fourth quarter of 2003, to $172.8 million, compared to $79.4 million in the 2002 period. This represents year-over-year segment operating improvement in all seven of Goodyear’s businesses. For the year, total segment operating income increased 23.8 percent, to $516.0 million in 2003, compared to $416.7 million in 2002. See the note at the end of this release for further explanation and a reconciliation table.

	Fourth Quarter		Twelve Months
North American Tire	2003	2002	2003	2002
(in millions)		as restated		as restated
Tire Units	24.5	24.8	101.2	103.9
Sales	$1,669.2	$1,614.1	$6,745.6	$6,703.0
Segment Operating (Loss)	$(15.6)	$(48.5)	$(128.7)	$(57.1)
Segment Operating Margin	(0.9)%	(3.0)%	(1.9)%	(0.9)%

     North American Tire’s unit volume decreased 1.1 percent for the 2003 fourth quarter and 2.5 percent for the year.

     Shipments to original equipment customers increased less than 1 percent for the quarter and decreased 4.5 percent for the year compared to 2002. Replacement volume decreased 1.7 percent for the quarter and 1.5 percent for the year.

     Sales increased 3.4 percent for the 2003 fourth quarter and 0.6 percent for the year compared to 2002 periods, driven by improved pricing and product mix, primarily in the consumer replacement and original equipment markets. Goodyear-branded and high performance tire sales remained strong throughout the year, solidly supported by Goodyear independent dealers.

     Segment operating losses were recorded for both the quarter and the year. Cost savings initiatives favorably impacted segment operating results in the quarter and full-year period, but these savings were not enough to offset the impact of higher raw material and health care costs.

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	Fourth Quarter		Twelve Months
European Union Tire	2003	2002	2003	2002
(in millions)		as restated		as restated
Tire Units	15.5	16.2	62.2	61.5
Sales	$1,045.3	$916.7	$3,920.3	$3,319.4
Segment Operating Income	$21.7	$17.4	$133.5	$100.2
Segment Operating Margin	2.1%	1.9%	3.4%	3.0%

     European Union Tire’s unit volume in 2003’s fourth quarter decreased 4.1 percent from 2002. Replacement volume decreased less than 1 percent in the quarter, while shipments to original equipment customers were down 11.3 percent. For the year, volume increased 1.2 percent. Replacement units were up 6.3 percent, while shipments to original equipment customers were down 9.2 percent.

     Sales increased in the fourth quarter primarily due to the favorable effects of currency movement, estimated at $158 million, and stronger product mix driven by gains in premium brands and key product segments such as ultra-high performance and winter tires. For the year, sales were driven by favorable currency translation of approximately $587 million, as well as increased volume. Pricing and product mix had a favorable impact on full-year 2003 operations.

     Segment operating income increased during the quarter and year due to benefits of past cost reduction actions and the favorable impact of currency translation. Higher replacement volume also contributed to the full-year results. In addition, 2003 included an unfavorable court settlement of approximately $13 million in the fourth quarter.

Eastern Europe, Africa,	Fourth Quarter		Twelve Months
Middle East Tire	2003	2002	2003	2002
(in millions)		as restated		as restated
Tire Units	4.5	4.4	17.9	16.1
Sales	$294.2	$228.1	$1,073.4	$807.1
Segment Operating Income	$47.8	$30.4	$146.6	$93.2
Segment Operating Margin	16.2%	13.3%	13.7%	11.5%

     Eastern Europe, Africa and Middle East Tire’s volume in 2003’s fourth quarter was up 1.3 percent from 2002. For the year, volume increased 11 percent. Replacement volume increased less than 1 percent for the quarter and 11.2 percent for the full year. Shipments to original equipment customers increased 6.9 percent for the quarter and 10.5 percent for the year.

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     Sales increased significantly in both the quarter and the year compared to 2002 due to favorable currency translation, higher volume, and improved pricing and mix, due primarily to higher sales of winter and high performance tires.

     The company estimates the effects of currency translation positively impacted sales by approximately $45 million for the quarter and approximately $156 million for the year.

     Segment operating income increased significantly for both the quarter and the year due to improvements in price and product mix, higher volume and the impact of currency translation. Higher raw material costs had a negative impact on operating income for the year.

     The company estimates the effects of currency translation had a positive impact on segment operating income of approximately $15 million for the full year and approximately $5 million for the fourth quarter.

	Fourth Quarter		Twelve Months
Latin America Tire	2003	2002	2003	2002
(in millions)		as restated		as restated
Tire Units	4.9	4.9	18.7	19.9
Sales	$288.9	$228.0	$1,041.0	$947.7
Segment Operating Income	$43.7	$27.8	$147.9	$107.1
Segment Operating Margin	15.1%	12.2%	14.2%	11.3%

     Latin American Tire’s unit volume was 4.9 million units in both the 2002 and 2003 fourth quarters. Volume declined 6.3 percent for the year. Replacement volume increased 6.2 percent for the quarter and less than one percent for the 12 months. Shipments to original equipment customers were down 19.7 percent for the quarter and 23.1 percent for the year.

     Sales increased in both 2003 periods as a result of improved price and product mix. The negative impact of currency translation, estimated at $79 million, and lower volume in original equipment markets had a negative impact on sales for the year. The company estimates that currency translation had a favorable impact on fourth quarter sales of approximately $17 million.

     Segment operating income increased significantly in the quarter and full year due to pricing and mix. Higher commercial replacement volume also contributed to higher segment operating income for the year. Raw material and manufacturing costs had a negative impact on the quarter and year.

     The company estimates the effects of currency translation had a positive impact on fourth quarter segment operating income of approximately $10 million, while it had a negative impact on the full year of approximately $20 million.

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	Fourth Quarter		Twelve Months
Asia Tire	2003	2002	2003	2002
(in millions)		as restated		as restated
Tire Units	3.4	3.3	13.5	12.9
Sales	$151.9	$138.6	$581.8	$531.3
Segment Operating Income	$13.6	$11.2	$49.8	$43.7
Segment Operating Margin	9.0%	8.1%	8.6%	8.2%

     Asia Tire’s unit volume was up 4.1 percent from the 2002 fourth quarter period and increased 4.7 percent for the year. Replacement volume was up 2.3 percent for the quarter but decreased 1 percent for the 12 months. Shipments to original equipment customers increased 8 percent for the quarter and 18.9 percent for the year, primarily driven by China.

     Sales increased in both periods compared to 2002 due primarily to higher volume and favorable currency translation. Improved selling prices had a favorable impact on full-year sales.

     Segment operating income increased substantially in both periods from 2002 due to improved mix and higher selling prices, favorable currency translation and improved volume. Higher raw material costs had a negative impact on results for both the year and the quarter.

     The company estimates the effects of currency translation positively impacted segment operating income by approximately $3 million in the fourth quarter and approximately $8 million for the full year.

	Fourth Quarter		Twelve Months
Engineered Products	2003	2002	2003	2002
(in millions)		as restated		as restated
Sales	$312.9	$265.0	$1,203.7	$1,126.5
Segment Operating Income	$21.6	$6.5	$47.5	$40.9
Segment Operating Margin	6.9%	2.5%	3.9%	3.6%

     Engineered Products’ sales in 2003’s fourth quarter and 12 months increased from 2002 due largely to higher volume related to military and industrial sales. Sales were also positively impacted by the favorable effects of currency translation, estimated at $39 million for the year and approximately $19 million for the quarter. Price and product mix improvements also contributed to full-year sales improvements.

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     Segment operating income in both periods increased due to improved volume, lower raw materials costs, the favorable impact of currency translation and cost reduction programs. The positive impact of currency translation is estimated at $5 million for the full year and $2 million for the quarter. Segment operating income in 2003 included $19 million of adjustments in the first quarter related to the company’s restatement of prior-period financial results.

	Fourth Quarter		Twelve Months
Chemical Products	2003	2002	2003	2002
(in millions)		as restated		as restated
Sales	$311.0	$257.7	$1,220.8	$940.2
Segment Operating Income	$40.0	$34.6	$119.4	$88.7
Segment Operating Margin	12.9%	13.4%	9.8%	9.4%

     Chemical Products’ sales increased for the quarter and year due to strong volume and higher selling prices related to higher raw material costs.

     Segment operating income for both periods increased due to higher selling prices, favorable currency translation, estimated at approximately $4 million for the quarter and $18 million for the year, and higher volume and pricing for natural rubber operations. These gains were offset somewhat by higher raw material costs.

     Goodyear will hold an investor conference call at 9 a.m. EDT today. Prior to the commencement of the call, Goodyear will post the financial and other statistical information that will be presented, on its investor relations Web site: investor.goodyear.com.

     Participating in the conference call with Keegan will be Robert W. Tieken, executive vice president and chief financial officer. They will review Goodyear’s fourth quarter results, the restatement, and preview the outlook for 2004.

     Shareholders, members of the media, and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. today. A taped replay of the conference call will be available at 2 p.m. by calling (706) 634-4556. The call replay will also remain available on the Web site.

     Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries around the world. Goodyear employs about 86,000 people worldwide.

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     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including, without limitation, the ongoing investigation by the SEC regarding Goodyear’s accounting restatement. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations

(In millions, except per share)

	Three Months		Twelve Months
	Ended Dec. 31		Ended Dec. 31
	2003	2002	2003	2002
		As Restated		As Restated
	(unaudited)
Net Sales	$3,913.8	$3,507.7	$15,119.0	$13,856.2
Cost of Goods Sold	3,299.3	2,880.4	12,495.3	11,303.9
Selling, Administrative and General Expense	619.9	571.7	2,371.2	2,203.2
Rationalizations	161.1	(6.5)	291.5	5.5
Interest Expense	76.6	59.2	296.3	241.7
Other (Income) Expense	104.6	10.0	267.3	56.8
Foreign Currency Exchange	10.4	8.6	40.2	(9.7)
Equity in Earnings of Affiliates	7.6	2.6	12.1	13.2
Minority Interest in Net Income of Subsidiaries	2.7	15.0	35.0	55.3

Loss before Income Taxes	(368.4)	(33.3)	(689.9)	(13.7)
United States and Foreign Taxes on Income (Loss)	66.0	1,187.6	112.2	1,213.3

Net Loss	$(434.4)	(1,220.9)	$(802.1)	(1,227.0)

Per Share of Common Stock – Basic Net Loss	$(2.49)	(6.96)	$(4.58)	(7.35)

Average Shares Outstanding	175.3	175.3	175.3	167.0
Per Share of Common Stock – Diluted Net Loss	$(2.49)	(6.96)	$(4.58)	(7.35)

Average Shares Outstanding	175.3	175.3	175.3	167.0

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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheet

(In millions)

		Dec. 31
	Dec. 31	2002
	2003	As Restated
Assets
Current Assets:
Cash and cash equivalents	$1,564.9	$918.1
Short term securities	—	24.3
Accounts and notes receivable, less allowance — $128.2 ($102.1 in 2002)	2,621.5	1,438.1
Inventories
Raw Materials	459.2	459.2
Work in Process	112.2	97.4
Finished Product	1,893.6	1,789.6

	2,465.0	2,346.2
Prepaid expenses and other current assets	336.7	453.7

Total Current Assets	6,988.1	5,180.4
Long Term Accounts and Notes Receivable	255.0	242.8
Investments in and advances to Affiliates	177.5	139.2
Other Assets	74.9	253.0
Goodwill	622.5	602.6
Other Intangible Assets	161.8	161.4
Deferred Income Taxes	397.5	187.0
Prepaid and Deferred Pension Cost	868.3	913.4
Deferred Charges	252.7	202.7
Properties and Plants, Less Accumulated Depreciation — $7,246.8 ($6,572.5 in 2002)	5,207.2	5,156.2

Total Assets	$15,005.5	$13,038.7

Liabilities
Current Liabilities:
Accounts payable — trade	$1,572.9	1,515.4
Compensation and benefits	983.1	913.6
Other current liabilities	572.2	512.3
United States and foreign taxes	306.1	358.2
Notes payable	137.7	283.4
Long term debt due within one year	113.5	369.8

Total Current Liabilities	3,685.5	3,952.7

Long Term Debt and Capital Leases	4,826.2	2,989.8
Compensation and Benefits	4,540.4	4,497.3
Other Long Term Liabilities	1,140.8	615.7
Minority Equity in Subsidiaries	825.7	727.8

Total Liabilities	15,018.6	12,783.3
Commitments and Contingent Liabilities

Shareholders’ Equity
Preferred Stock, no par value:
Authorized 50 shares, unissued	—	—
Common Stock, no par value:
Authorized 300 shares
Outstanding Shares – 175.3 (175.3 in 2002) After Deducting 20.4 Treasury Shares (20.4 in 2002)	175.3	175.3
Capital Surplus	1,390.2	1,390.1
Retained Earnings	980.4	1,782.5
Accumulated Other Comprehensive Income	(2,559.0)	(3,092.5)

Total Shareholders’ Equity	(13.1)	255.4

Total Liabilities and Shareholders’ Equity	$15,005.5	$13,038.7

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Total Segment Operating Income Reconciliation Table (unaudited)

(In millions)

	Fourth Quarter		Year
	Ended Dec. 31		Ended Dec. 31
	unaudited
	2003	2002	2003	2002
		As Restated		As Restated
Total Segment Operating Income	$172.8	$79.4	$516.0	$416.7
Rationalizations and asset sales	(163.3)	23.1	(313.0)	22.4
Accelerated depreciation & asset write-offs	(132.8)	—	(132.8)	—
Interest Expense	(76.6)	(59.2)	(296.3)	(241.7)
Foreign Currency Exchange	(10.4)	(8.6)	(40.2)	9.7
Minority Interest in Net Income of Subsidiaries	(2.7)	(15.0)	(35.0)	(55.3)
Inter-SBU income	(29.0)	(11.7)	(87.7)	(54.7)
Financing fees and financial instruments	(26.2)	(13.1)	(99.4)	(48.4)
Equity in earnings (loss) of corporate affiliates	(7.2)	(1.5)	(15.2)	(12.9)
General and product liability, discontinued products	(72.9)	(13.2)	(145.4)	(33.8)
Other	(20.1)	(13.5)	(40.9)	(15.7)

Income (Loss) before Income Taxes	(368.4)	(33.3)	(689.9)	(13.7)
US and foreign taxes on income (loss)	66.0	1,187.6	112.2	1,213.3

Net Loss	$(434.4)	$(1,220.9)	$(802.1)	$(1,227.0)

     Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s strategic business units (“SBUs”) and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBU’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

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Effect of Restatement Adjustments on Previously Issued Financial Statements of
The Goodyear Tire & Rubber Company (unaudited)

(Dollars in millions, except per share)

Increase (decrease) in Income (loss)

	9 mos	Year End
	2003	2002	2001	Prior	Total
As Reported Net Loss	$(342.8)	$(1,105.8)	$(203.6)
Adjustments (pretax)
Accounting Irregularities	0.4	(3.5)	(13.2)	$(12.7)	$(29.0)
Account Reconciliations	(17.3)	(6.8)	(12.8)	(82.5)	(119.4)
Out of Period	0.9	15.2	(14.5)	(2.1)	(0.5)
Discount Rate Adjustments	(13.0)	(14.9)	(5.5)	14.5	(18.9)
Chemical Products Segment	0.6	14.2	(18.9)	(3.6)	(7.7)

Total adjustments (pretax)	(28.4)	4.2	(64.9)	(86.4)	(175.5)
Tax effect of restatement adjustments	(0.7)	(2.9)	17.9	32.3	46.6
Tax adjustments	4.2	(122.5)	(3.5)	1.2	(120.6)

Total taxes	3.5	(125.4)	14.4	33.5	(74.0)

Total net adjustments	(24.9)	(121.2)	(50.5)	$(52.9)	(249.5)
Net Loss as Restated	$(367.7)	$(1,227.0)	$(254.1)

Restatement adjustments moved from 2nd quarter 2003 to prior periods					(31.3)

Total adjustments					$(280.8)

Changes in 2002 Consolidated Balance Sheet (Unaudited)

(Dollars in millions)

	December 31, 2002
	As Reported	As Restated
Current Assets	$5,226.7	$5,180.4
Other Assets	7,919.9	7,858.3

Total Assets	13,146.6	13,038.7
Current Liabilities	4,071.4	3,952.7
Long term Liabilities	8,424.6	8,830.6

Total Liabilities	12,496.0	12,783.3
Shareholders’ Equity	650.6	255.4

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